Exhibit 99.1

News Release

Release Date: Friday, October 19, 2007

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

--------------------------------------------------------------------------------
Oneida Financial Corp. Reports 2007 Third Quarter Operating Results (unaudited)

         Oneida, NY, October 19, 2007 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, announces its third quarter operating results. Net income for the three months ending September 30, 2007 was $931,000, or $0.12 basic earnings per share compared to $815,000, or $0.11 basic earnings per share, for the three months ended September 30, 2006. The increase in net income was primarily due to an increase in non-interest income and an increase in net interest income; partially offset by an increase in non-interest expense in the third quarter of 2007 as compared with the same period in 2006. The current variances to prior year results reflect the impact of the acquisition of The National Bank of Vernon("Vernon Bank"), completed on April 2, 2007, and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York on April 3, 2007. Net income for the nine months ended September 30, 2007 was $2.4 million or $0.32 basic earnings per share, as compared with $2.8 million or $0.37 basic earnings per share for the same period in 2006.

         Total assets increased $79.3 million or 18.3%, to $513.6 million at September 30, 2007 from $434.2 million at September 30, 2006. The increase in total assets reflects the acquisition of Vernon Bank. Loans receivable increased $33.7 million or 13.7% at September 30, 2007 as compared with September 30, 2006 reflecting loan origination activities of Oneida Savings Bank and loans acquired from Vernon Bank of $26.2 million. This was partially offset by the sale of $19.3 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. Investment and mortgage-backed securities increased $13.2 million to $128.5 million at September 30, 2007 from $115.3 million at September 30, 2006. Cash and cash equivalents increased to $28.1 million at September 30, 2007 as compared with $12.4 million at September 30, 2006. The increase in cash and cash equivalents includes the cash and cash equivalents acquired from Vernon Bank. Goodwill and other intangible assets increased $5.6 million to $25.5 million at September 30, 2007 reflecting goodwill created in connection with the acquisition of Vernon Bank. Total deposits increased $89.9 million or 29.7% at September 30, 2007 compared with September 30, 2006. Contributing to the increase in deposits was $54.8 million in deposits acquired from Vernon Bank. Borrowings decreased at September 30, 2007 to $56.4 million from $69.8 million at September 30, 2006. Premises and equipment also increased $6.8 million from September 30, 2006 to September 30, 2007 as a result of the construction of a 26,000 square feet banking, insurance and retail center at the Griffiss Business and Technology Park and the addition of three Vernon Bank offices.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The third quarter results of Oneida Financial Corp. reflect the acquisition and integration of The National Bank of Vernon and the continued execution of our business plan. Although the challenging interest rate environment has resulted in a decreased net interest margin, we have minimized our margin compression as compared with many of our peers and increased our net interest income through the growth of our earning assets. In addition, the diversification of our business model has resulted in additional sources and volume of non-interest income." During the first nine months of 2007 commissions and fees from the sale of non-banking products increased 9.6% to $10.2 million for the nine months ended September 30, 2007. Kallet concluded, "The Company remains focused on growing our traditional banking franchise, Oneida Savings Bank, and our other financial services businesses through our wholly-owned subsidiaries, the Bailey Haskell & LaLonde Agency and Benefit Consulting Group, Inc."

         Net interest income increased during the third quarter of 2007 to $3.5 million compared with $3.2 million during the third quarter of 2006. The increase in net interest income primarily is due to an increase in interest earning assets partially offset by a decrease in the net interest margin earned which was 3.37% for the three months ending September 30, 2007 as compared with 3.48% for the same period in 2006.

         Interest income was $6.7 million for the third quarter of 2007; an increase of 17.7% as compared with interest income of $5.7 million during the same period in 2006. This increase in interest income during the three months ended September 30, 2007 resulted primarily from an increase in interest earning assets of $51.6 million and an increase in average yield of 20 basis points on the average balance of interest earning assets, reflecting the increase in short-term market interest rates during the past twelve month period.

         Total interest expense increased to $3.1 million for the three months ended September 30, 2007. This is compared with interest expense of $2.4 million during the same 2006 period. The increase for the three months ended September 30, 2007 was due to an increase in the average cost of interest-bearing liabilities of 26 basis points as well as an increase in the average balance of interest-bearing deposit accounts primarily acquired from Vernon Bank. Average borrowed funds outstanding decreased to $56.4 million during the three months ending September 30, 2007, compared with $68.7 million in average borrowings outstanding at September 30, 2006. Interest expense on deposits increased $881,000 during the third quarter of 2007 to $2.4 million as compared with $1.5 million during the same period of 2006.

         Non-interest income was $4.6 million during the third quarter of 2007 compared with $3.9 million for the same period of 2006. The increase in non-interest income was primarily due to a $542,000 increase in commissions and fees on the sale of non-banking products through the Company's subsidiaries for the three months ended September 30, 2007 as compared with the same period during 2006. Service charges on deposit accounts increased 6.4% to $644,000 during the third quarter of 2007 as compared with the same 2006 period.

         Non-interest expense was $6.8 million for the three months ended September 30, 2007 compared with $5.9 million for the three months ended September 30, 2006. The increase in non-interest expense is primarily the result of operating expenses associated with our insurance agency and consulting subsidiaries. In addition, the increase in equipment and other operating expenses are associated with the acquisition of Vernon Bank and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park. There was no provision for loan losses during third quarter of 2007 as compared with $80,000 in provisions during the 2006 period. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The decrease in net loan charge-offs and the continued low level of non-performing assets supports management's decision not to have a provision for loan losses during the third quarter of 2007. The ratio of the loan loss allowance to loans receivable is 0.91% at September 30, 2007 compared with a ratio of 0.85% at September 30, 2006.

         Stockholders' equity was $58.6 million, or 11.4% of assets at September 30, 2007 compared with $55.8 million, or 12.9% of assets, at September 30, 2006. The increase in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the contribution of net earnings for the trailing twelve month period. In addition, stockholders' equity was reduced through the payment of cash dividends.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for the quarter ended September 30, 2007 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                          At            At            At           At            At
Selected Financial Data                 Sep 30,       Jun 30,       Mar 31,      Dec 31,       Sep 30,
(in thousands except per share data)     2007          2007          2007         2006          2006
------------------------------------ ------------------------------------------------------------------
                                     (unaudited)   (unaudited)   (unaudited)    (audited)   (unaudited)
Total Assets                         $  513,562    $  504,099    $  455,024    $  442,937    $  434,232
Loans receivable, net                   280,293       275,670       244,101       247,441       246,601
Mortgage-backed securities               33,646        32,678        27,815        29,081        26,385
Investment securities                    94,831        91,589        78,055        85,717        88,902
Goodwill and other intangibles           25,529        25,826        19,914        19,870        19,963
Interest bearing deposits               327,957       314,838       267,307       260,173       251,088
Non-interest bearing deposits            65,005        68,495        52,487        53,097        51,946
Borrowings                               56,400        56,400        71,830        65,400        69,800
Shareholders' Equity                     58,633        58,093        58,422        58,400        55,811

Book value per share
   (end of period)                   $     7.63    $     7.56    $     7.60    $     7.62    $     7.31
Tangible book value per share
   (end of period)                   $     4.31    $     4.20    $     5.01    $     5.03    $     4.70

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)           0.05%         0.03%         0.01%         0.01%         0.01%
Allowance for Loan Losses to
    Loans Receivable, net                  0.91%         0.95%         0.85%         0.84%         0.85%
Average Equity to Average Assets          12.05%        12.40%        13.18%        12.58%        12.52%



                                         Third       Second         First            Year to Date
Selected Operating Data                 Quarter      Quarter       Quarter      Sept 30,      Sept 30,
(in thousands except per share data)     2007          2007          2007         2006          2006
------------------------------------  ------------------------------------------------------------------
                                      (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)
Interest income:
   Interest and fees on loans         $    4,816    $    4,636    $    4,218    $   13,670    $   12,029
   Interest and dividends
      on investments                       1,627         1,547         1,332         4,506         4,460
   Interest on fed funds                     216           257           166           639            41
                                      ----------    ----------    ----------    ----------    ----------
      Total interest income                6,659         6,440         5,716        18,815        16,530
Interest expense:
   Interest on deposits                    2,415         2,267         1,798         6,480         4,228
   Interest on borrowings                    702           738           830         2,270         2,665
                                      ----------    ----------    ----------    ----------    ----------
      Total interest expense               3,117         3,005         2,628         8,750         6,893
                                      ----------    ----------    ----------    ----------    ----------

Net interest income                        3,542         3,435         3,088        10,065         9,637
   Provision for loan losses                  --            --            --            --           240
                                      ----------    ----------    ----------    ----------    ----------
Net interest income after
     provision for loan losses             3,542         3,435         3,088        10,065         9,397
                                      ----------    ----------    ----------    ----------    ----------
Other income:
   Net investment gains (losses)              --            --             1             1            (1)
   Service charges on deposit accts          644           651           529         1,824         1,729
   Commissions and fees on sales
          of non-banking products          3,486         3,386         3,312        10,184         9,292
   Other revenue from operations             428           492           406         1,326         1,123
                                      ----------    ----------    ----------    ----------    ----------
      Total non-interest income            4,558         4,529         4,248        13,335        12,143
Other expense
   Salaries and employee benefits          4,222         4,332         4,117        12,671        11,458
   Equipment and net occupancy             1,103         1,121         1,001         3,225         2,781
   Intangible amortization                   153           153            88           394           287
   Other costs of operations               1,317         1,292         1,125         3,734         3,264
                                      ----------    ----------    ----------    ----------    ----------
      Total non-interest expense           6,795         6,898         6,331        20,024        17,790
                                      ----------    ----------    ----------    ----------    ----------
Income before income taxes                 1,305         1,066         1,005         3,376         3,750
Income tax provision                         374           312           257           943           960
                                      ----------    ----------    ----------    ----------    ----------
Net income                            $      931    $      754    $      748    $    2,433    $    2,790
                                      ==========    ==========    ==========    ==========    ==========

Net income per common
   share ( EPS - Basic )              $     0.12    $     0.10    $     0.10    $     0.32    $     0.37
                                      ==========    ==========    ==========    ==========    ==========
Net income per common
   share ( EPS - Diluted)             $     0.12    $     0.09    $     0.10    $     0.31    $     0.36
                                      ==========    ==========    ==========    ==========    ==========

Cash Dividends Paid                   $     0.24    $     0.00    $     0.24    $     0.48    $     0.45
                                      ==========    ==========    ==========    ==========    ==========

Return on Average Assets                    0.73%         0.60%         0.68%         0.67%         0.86%
Return on Average Equity                    6.42%         5.15%         5.13%         5.56%         6.85%
Return on Average Tangible Equity          11.46%         7.67%         7.77%         8.82%         9.89%
Net Interest Margin                         3.37%         3.37%         3.34%         3.36%         3.46%


                                      Year Ended      Fourth        Third         Second          First
Selected Operating Data                Dec. 31,      Quarter       Quarter        Quarter        Quarter
(in thousands except per share data)     2006          2006          2006           2006           2006
------------------------------------  --------------------------------------------------------------------
                                      (audited)     (unaudited)  (unaudited)     (unaudited)    (unaudited)
Interest income:
   Interest and fees on loans         $   16,165    $    4,136    $    4,197     $    4,027     $    3,805
   Interest and dividends
      on investments                       5,918         1,458         1,446          1,487          1,527
   Interest on fed funds                     178           137            13             15             13
                                      ----------    ----------    ----------     ----------     ----------
      Total interest income               22,261         5,731         5,656          5,529          5,345
Interest expense:
   Interest on deposits                    5,999         1,736         1,534          1,391          1,303
   Interest on borrowings                  3,447           817           908            903            854
                                      ----------    ----------    ----------     ----------     ----------
      Total interest expense               9,446         2,553         2,442          2,294          2,157
                                      ----------    ----------    ----------     ----------     ----------
Net interest income                       12,815         3,178         3,214          3,235          3,188
   Provision for loan losses                 280            40            80             80             80
                                      ----------    ----------    ----------     ----------     ----------
Net interest income after
     provision for loan losses            12,535         3,138         3,134          3,155          3,108
                                      ----------    ----------    ----------     ----------     ----------
Other income:
   Net investment gains (losses)             308           310           (24)            (9)            31
   Service charges on deposit accts        2,362           633           605            585            539
   Commissions and fees on sales
         of non-banking products          12,661         3,369         2,944          3,942          2,406
   Other revenue from operations           1,648           525           350            325            448
                                      ----------    ----------    ----------     ----------     ----------
      Total non-interest income           16,979         4,837         3,875          4,843          3,424
Other expense:
   Salaries and employee benefits         15,491         4,033         3,773          4,311          3,374
   Equipment and net occupancy             3,647           866           933            963            885
   Intangible amortization                   383            96            96            159             32
   Other costs of operations               4,269         1,006         1,094          1,164          1,005
                                      ----------    ----------    ----------     ----------     ----------
      Total non-interest expense          23,790         6,001         5,896          6,597          5,296
                                      ----------    ----------    ----------     ----------     ----------
Income before income taxes                 5,724         1,974         1,113          1,401          1,236
Income tax provision                       1,526           566           298            354            308
                                      ----------    ----------    ----------     ----------     ----------
Net income                            $    4,198    $    1,408    $      815     $    1,047     $      928
                                      ==========    ==========    ==========     ==========     ==========
Net income per common
   share ( EPS - Basic )              $     0.55    $     0.18    $     0.11     $     0.14     $     0.12
                                      ==========    ==========    ==========     ==========     ==========
Net income per common
   share ( EPS - Diluted )            $     0.54    $     0.17    $     0.11     $     0.14     $     0.12
                                      ==========    ==========    ==========     ==========     ==========
Cash Dividends Paid                   $     0.45    $       --    $     0.23     $       --     $     0.22
                                      ==========    ==========    ==========     ==========     ==========

Return on Average Assets                    0.96%         1.28%         0.75%          0.97%          0.86%
Return on Average Equity                    7.67%        10.03%         5.98%          7.66%          6.92%
Return on Average Tangible Equity          11.26%        15.55%         9.44%         10.67%          9.50%
Net Interest Margin                         3.45%         3.42%         3.48%          3.49%          3.40%
